EX-10.1
                          CONSULTING SERVICES AGREEMENT


This Agreement is made and entered into on April 6, 1998 by and between InterMedia Marketing Group ("InterMedia") and Platforms
International Corporation ("Platforms"), with reference to the following facts and circumstances:

A. The intent of the Parties to this Agreement is to formalize the business relationship between the Parties and structure an Agreement that formally sets forth the rights and obligations of the Parties with respect to the consultative and advisory services performed by InterMedia on behalf of Platforms since approximately July 10, 1997.

B. InterMedia is a sole proprietorship owned by William C. Martin, and domiciled at 817 San Carlos Drive, Newbury Park, CA 91320.

C. InterMedia is a Marketing Consulting Services firm, privately owned, and it possesses all requisite power and authority to enter into this Agreement with Platforms and consummate the transactions contemplated herein.

D. Platforms is an Over-The-Counter, Bulletin Board, ("OTC BB") publicly traded corporation under the symbol "PLFM." Platforms is duly organized, validly existing, and in good standing under the laws of the state of Oklahoma, with its principal domicile at 466 Orange Street, Suite 328, Redlands, California 92374.

E. Platforms is a developer and manufacturer of proprietary aeronautical technology and associated applications and products. Its three operating divisions specialize, respectively, in Airborne Relay Communications, Commercial Space (Satellites) Launch Systems, and
Composite Aircraft Design and Manufacturing Operations.

F. Platforms and Howard A. Foote, President & CEO, have all requisite power and authority to enter into this Agreement with InterMedia and consummate the transactions contemplated herein.

G. Platforms desires and agrees to retain InterMedia, more specifically, the personal services of William C. Martin and other personnel, as required, to render Marketing Consulting Services to Platforms as set forth in this Agreement.

H. InterMedia, more specifically, William C. Martin and other personnel, as required, desire and agree to be retained by Platforms to render Marketing Consulting Services to Platforms as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations and covenants set forth herein, InterMedia and Platforms hereby agree as follows:

1. MARKETING CONSULTING SERVICES:

     1.1. In accordance with the terms and provisions of this Agreement, InterMedia agrees to provide to Platforms and Platforms agrees to contract with InterMedia for the following Marketing Consulting Services, as required, directed, and approved by the President of Platforms:

        1.1.1. Develop strategic marketing, advertising, and sales promotion plans to provide Platforms with an effective, well-coordinated business development infrastructure;

        1.1.2.  Develop Telecommunications Division Strategic
        Marketing and Sates Organization to market and sell the Airborne Relay Communications "ARC System" to major domestic and international telecommunications service providers;

        1.1.3.  Develop Space Division Strategic Marketing and
        Sales Organization to market and sell Satellite Launch
        Services to major domestic and international aerospace companies;

        1.1.4.  Develop, structure, and formulate Strategic
        Business Models and "Deal" Packages to facilitate the marketing presentation and sale of Platforms' products and services;

        1.1.5. Market, propose, negotiate, and contractually package key service offerings for sale to major domestic and international accounts;

        1.1.6. Develop plans to attend key industry trade shows, marketing events, and exhibitions;

        1.1.7. Develop marketing and sales education and training programs;

        1.1.8. Create and produce Marketing Brochures, Videos, and CD-ROM multimedia productions to: (i) support and facilitate corporate business development activities; and (ii) provide interested parties with brochures and live-action format presentations of the company, its management, its highly-advanced technology, and innovative products and services.

            1.1.8.1.  Platforms Annual Report - Corporate
            Brochure, Video, and Interactive CD-ROM;

            1.1.8.2. Platforms Corporate Marketing Multimedia Production. Digital content is tailored to Platforms' high technology identity and image position, and directed at its target audience: the telecommunications, aerospace, and aviation companies. Each segment of the production delivers dynamic "snapshots" of the company's target markets, its market position and opportunities, key company operations, technology, products, services, management, business models, financial information charts and graphs, and future outlook. The end product is a memorable, dynamic presentation of Platforms, its leader, its people, its technology, its business divisions, products and services, its history and outlook, and why companies should consider doing business with it - Brochure and Video.

        1.1.9. Develop plans to bring the Platforms International WEB Site in-house to: (i) reduce operating costs; (ii) facilitate maintenance; (iii) facilitate information and news updates and broadcasts (iii) enhance and expand WEB marketing, promotional, and information broadcast capabilities; (iv) enhance user interface, operational facilities, quality of information content, and ease of use;

        1.1.10. Establish Internet Monitor Program to ascertain the flow of Platforms information in Cyberspace.

        1.1.11. Establish news monitoring program to keep abreast of relevant industry and competitive developments.

        1.1.12. Conduct competitor research studies to develop marketing intelligence reference files on competitors and key players.

        1.1.13.  Develop and produce Company/Product Information
        Brochures and Portfolio;

        1.1.14. Assist the President of Platforms in the marketing and promotion of derivative and ancillary application services and products;

        1.1.15. Develop, package, and mass merchandise Platforms accessory trademark/logo products;

        1.1.16. Assist the President of Platforms on business development matters, including national and international marketing and sales operations, client presentations, proposals, development of business models, sales negotiations, and undertake marketing and sales consulting assignments, as required and in conformance with budgetary provisions;

2. COMPENSATION FOR SERVICES:

     2.1. In accordance with the terms and provisions of this Agreement, Platforms agrees to provide compensation and operating capital to InterMedia in the form of its unrestricted, free-trading common stock, and InterMedia agrees to accept compensation and operating capital for its Marketing Consulting Services, as outlined in Section 1, above, in the form of Platforms unrestricted, free-trading common stock, sales commissions and stock and cash bonuses, as set forth below:

        2.1.1. FOUR MILLION (4,000,000) SHARES of unrestricted, free-trading, Platforms International Corporation Common Stock, to: (i) compensate InterMedia for its consulting services, time, and materials; and (ii) to defray the cost of InterMedia's marketing and production operations on behalf of Platforms. Half of the unrestricted, free-trading shares of Platforms common stock to be issued to InterMedia under the terms and conditions of this Agreement, or TWO MILLION (2,000,000) SHARES, shall be issued no later than May 29, 1998. The remaining balance of TWO MILLION (2,000,000) SHARES shall be issued no later than July 31, 1998.

        2.1.2. Sales Commissions, ranging from Five to Ten (5% to 10%) Percent of gross sales on sales where InterMedia consultants are directly engaged in the development and/or closing of the sales transaction. The degree of involvement and participation of InterMedia consultants shall determine the percentage of applicable commission compensation. Actual commission percentages shall be subject to negotiation with the President of Platforms, on a case by case basis;

        2.1.3. Stock and cash bonuses, at the sole discretion of the President of Platforms.

3.  INTERCOMPANY RELATIONS AND INDEPENDENCE:

Nothing in this Agreement shall be understood or construed to establish any kind of intercompany connection or dependence between InterMedia and Platforms. The relationship between InterMedia and Platforms is solely and exclusively that of a Marketing Consulting
Services Provider to a consumer of such services. Furthermore, nothing in this Agreement confers to either party any authority to make decisions on behalf of the other party, or take any actions that commit the other party to any particular course of action or financial responsibility of any kind whatsoever, without the express, written consent of the party being committed to such action or responsibility. Furthermore, nothing in this Agreement shall be construed to confer any kind of managerial duties, capacity, or authority on behalf of Platforms to InterMedia or to any members of its management, consulting associates, or other agents and representatives.

4.  EFFECTIVE DATE OF AGREEMENT:

The Effective Date of this Agreement is July 1, 1997.

5.  TERM OF AGREEMENT:

The Term of this Agreement shall be for a period of TWENTY (24)
MONTHS, beginning July 1, 1997 and ending June 30, 1999.

6.  TERM OF AGREEMENT EXTENSION:

InterMedia hereby grants Platforms the right to extend the Term of this Agreement by ONE (1) YEAR, to June 30, 2000. Terms and conditions for the Agreement Extension, as well operational budgets shall be negotiated and agreed upon within SIXTY (60) DAYS prior to the termination date of this Agreement.

7.  EXCLUSIVITY:

InterMedia's engagement hereunder shall be as the exclusive provider of Marketing Consulting services to Platforms in connection with the services and transactions set forth in Section 1, above. Any new or additional Marketing Consulting service requirements that develop during the term of this engagement shall be added to this Agreement along with required budgetary provisions. Until the expiration or earlier termination of this Agreement, Platforms agrees that it will not engage any other person or entity to advise or perform for it any services or transactions similar to the services and transactions set forth in this Agreement.

8.  INDEMNIFICATION AND LIMITATION OF LIABILITY:

Platforms agrees to indemnify and hold harmless InterMedia and its employees, agents, and affiliates (together, the "Indemnified Parties"), from and against any and all losses, claims, damages, or liabilities joint or several (or actions in respect thereof] related to or arising out of any transaction contemplated in this Agreement, the engagement of InterMedia pursuant to this Agreement, or services performed by InterMedia in connection therewith. Platforms shall reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of counsel) as they are incurred by the Indemnified Parties in connection with investigating, preparing, or defending any such action or claims, whether or not in connection with pending or threatened litigation, and whether or not the Indemnified Parties are parties to such action, claim, or pending or threatened litigation, except to the extent that a court in final judgment determines that such claim, liability, loss, damage or expense resulted directly from the gross negligence or willful misconduct of one or more of the Indemnified Parties, without any negligence by Platforms or breach of Platform's obligation hereunder. Platforms further agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Platforms or to any other person or entity claiming through Platforms in connection with any transaction, the engagement of InterMedia pursuant to this Agreement, or the services performed by InterMedia in connection therewith, except for any liability for such losses, claims, damages, or expenses incurred by Platforms that result directly from InterMedia's gross negligence or willful misconduct under circumstances where InterMedia's act or failure to act was not specifically requested or consented by Platforms. In no event shall the liability of InterMedia and the Indemnified Parties to Platforms in connection with any claim arising out of this Agreement exceed the amount of fees actually paid to and received by InterMedia hereunder. Platforms agrees that in the event of any litigation or threatened litigation, relating to InterMedia's engagement hereunder, it shall not settle such litigation or threatened litigation unless such settlement includes an express release of InterMedia and its stockholders, directors, officers, employees, agents, and affiliates with respect to all claims asserted in such litigation or threatened litigation, such release to be set forth in an instrument signed by all parties to such settlement. If for any reason the foregoing indemnification is unavailable to InterMedia or insufficient to hold it harmless, then Platforms agrees to contribute to the amount paid or payable by InterMedia as a result of such loss, claim, damage, or liability in a proportional amount that reflects the relative benefits received by Platforms and InterMedia under the terms and conditions of this Agreement, as well as the relative fault of Platforms and InterMedia and any other relevant equitable settlement considerations. Notwithstanding, the losses, claims, damages, and expenses with respect to which contribution is available hereunder, such contribution shall not exceed the amount of fees paid by Platforms to and actually received by InterMedia hereunder.

9.  ENTIRE AGREEMENT:

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all previous or contemporaneous agreements concerning such subject matter, whether oral or written. There are no written or oral understandings directly or indirectly related to this Agreement other than those specifically set forth herein. Additionally, the parties hereto acknowledge, understand and agree that this Agreement may not be modified, amended or otherwise changed, in any manner, except by a writing executed by the parties hereto. Other than as expressly set forth in this Agreement, the parties hereto do not intend to confer any benefit or obligation hereunder to any third party.

10.  TERMINATION:

This Agreement may be terminated by mutual agreement of the parties with a SIXTY (60) DAYS written notice to allow time for the parties to disengage in an orderly manner and conclude and settle all outstanding business.

11. GOVERNING LAW:

This Agreement shall be governed by, and enforced and interpreted in accordance with, the laws of the State of California which are applicable to contracts wholly executed and performed in said State.

12. DESIGNATED FORUM FOR DISPUTE RESOLUTION:

Any litigation or other legal proceeding arising out of or related to this Agreement shall be instituted, maintained, heard and decided exclusively in any court of competent jurisdiction in Los Angeles County, California, and the parties hereto irrevocably submit to the jurisdiction and venue of such county.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on April 26, 1998, effective as of July 1, 1997.

INTERMEDIA MARKETING GROUP            PLATFORMS INTERNATIONAL CORPORATION

/s/  William C. Martin                By: /s/  Howard A. Foote
William C. Martin                     Howard A. Foote
Sole Proprietor                       President & CEO